Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of SR Bancorp, Inc. on Form S-8 No. (333-270489) of our report dated July 15, 2024 on our audits of the financial statements of Somerset Regal Bank 401(k) Retirement Plan as of December 31, 2023 and 2022 and for the year ended year end December 31, 2023 and supplemental schedules as of the year end December 31, 2023, which report is included in this Annual Report on Form 11-K to be filed on or about July 15, 2024.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
July 15, 2024